EXHIBIT 10.5

INTERLAND, INC.
2006 EQUITY INCENTIVE PLAN
NOTICE OF GRANT
(Format for Immediate Vest)

This Notice of Grant (the "Agreement") is made and entered into as of the date of grant set forth below (the "Date of Grant") by and between Web.com, Inc., a Minnesota corporation (f/k/a Interland, Inc.) (the “Company”), and the participant named below (the "Participant"). Capitalized terms not defined herein shall have the meaning ascribed to them in Interland, Inc. 2006 Equity Incentive Plan.

Participant:
Total Option Shares:
Exercise Price Per Share:     $
Date of Grant:
First Vesting Date:      100% Vested on Date of Grant
Expiration Date:

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Participant has executed this Agreement in duplicate, effective as of the Date of Grant.

WEB.COM, INC.	PARTICIPANT

By:
/s/ Jeffrey M. Stibel	___________________________________
(Signature)

Jeffrey M. Stibel	___________________________________
(Please print name)	(Please print name)

Chief Executive Officer
(Please print title)

TERMS AND CONDITIONS
OF NOTICE OF GRANT

1. GRANT OF OPTION. The Company hereby grants to Participant an option (this "OPTION") to purchase the total number of shares of Common Stock, .01 par value, of the Company set forth above as Total Option Shares (the "SHARES") at the Exercise Price Per Share set forth above (the "EXERCISE PRICE"), subject to all of the terms and conditions of this Agreement and the Plan.

2. EXERCISE PERIOD.

2.1 Exercise Period of Option. Provided Participant continues to provide services to the Company or a Subsidiary, the Option will become vested and exercisable as to portions of the Shares as follows: (i) this Option shall not vest nor be exercisable with respect to any of the Shares until the First Vesting Date set forth on the first page of this Agreement (the "FIRST VESTING DATE"); and (ii) on the First Vesting Date the Option will become vested and exercisable as to one hundred percent 100% of the Shares. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each month except for the last month in such vesting period, at the end of which last month this Option shall become exercisable for the full remainder of the Shares.

2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 are "VESTED SHARES." Shares that are not vested pursuant to the schedule set forth in Section 2.1 are "UNVESTED SHARES."

3. TERMINATION.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant's Options only to the extent that such Options are exercisable upon the Termination Date or as otherwise determined by the Committee. Such Options must be exercised by the Participant, if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within thirty (30) days after the Termination Date but in any event, no later than the expiration date of the Options.

3.2 Termination Because of Death or Disability. If Participant is Terminated because of Participant's death or Disability (or the Participant dies within thirty (30) days after a Termination other than for Cause), then Participant's Options may be exercised only to the extent that such Options are exercisable by Participant on the Termination Date or as otherwise determined by the Committee. Such options must be exercised by Participant (or Participant's legal representative or authorized assignee), if at all, as to all or some of the Vested Shares calculated as of the Termination Date or such other date determined by the Committee, within twelve (12) months after the Termination Date but in any event no later than the expiration date of the Options.

3.3 Termination for Cause. If Participant is terminated for Cause, then Participant's Options shall expire on such Participant's Termination Date, or at such later time and on such conditions as are determined by the Committee.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, The Company or a Subsidiary or limit in any way the right of The Company or a Subsidiary to terminate Participant's employment or other relationship at any time, with or without Cause.

3.5 Confidentiality. Participant agrees that information regarding this Option, including, but not limited to, the issuance of the Option to Participant and the number of Shares subject to the Option, is The Company confidential information, and is subject to Participant's obligations to maintain such information in confidence. Participant agrees not to disclose such information to any third party, except to his or her immediate family members, accountants, financial advisors and attorneys (each of whom shall be informed of the confidential nature of the information and agree not to disclose the information to any third party), or as required by law. Participant agrees that the Committee may, at its discretion, immediately terminate all or part of this Option if Participant violates this Section 3.5.

4. MANNER OF EXERCISE.

4.1 Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant's death or incapacity, Participant's executor, administrator, heir or legatee, as the case may be) must deliver to The Company an executed stock option exercise agreement in such form as may be approved by the Committee from time to time (the "EXERCISE AGREEMENT"), which shall set forth, inter alia, (i) Participant's election to exercise the Option, (ii) the number of Shares being purchased, (iii) any restrictions imposed on the Shares and (iv) any representations, warranties and agreements regarding Participant's investment intent and access to information as may be required by The Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to The Company verifying that such person has the legal right to exercise the Option and such person shall be subject to all of the restrictions contained herein as if such person were the Participant.

4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised as to fewer than one hundred (100) Shares unless it is exercised as to all Shares as to which the Option is then exercisable.

4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares being purchased in cash (by check), or where permitted by law:

(a) by cancellation of indebtedness of the Company or a Subsidiary to the Participant;

(b) by surrender of shares of the Company's Common Stock that (i) either (A) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from The Company by use of a promissory note, such note has been fully paid with respect to such shares); or (B) were obtained by Participant in the open public market; and (ii) are clear of all liens, claims, encumbrances or security interests;

(c) by waiver of compensation due or accrued to Participant from the Company or a Subsidiary for services rendered;

(d) provided that a public market for The Company's stock exists: (i) through a "same day sale" commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD DEALER") whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to The Company, or (ii) through a "margin" commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to The Company; or

(e) any other form of consideration approved by the Committee; or

(f) by any combination of the foregoing.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company or any Subsidiary. If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain the minimum number of Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company or any Subsidiary. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Participant, Participant's authorized assignee, or Participant's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5. CORPORATE TRANSACTIONS.

5.1 Assumption or Replacement of Options by Successor. In the event of a Change in Control all outstanding Options shall become fully exercisable, and such Options shall be assumed or replaced by the Acquiring Corporation which assumption, conversion or replacement will be binding on all Participants.

5.2 Replacement Awards. Replacement Options shall be at least as favorable to Participants in every respect as those replaced.

5.3 Other Treatment of Options. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 5, in the event of the occurrence of any transaction described in Section 5.1 hereof, any outstanding Options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

6. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by The Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which The Company's Common Stock may be listed at the time of such issuance or transfer. Participant understands that neither the Company nor any Subsidiary is under any obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

7. NONTRANSFERABILITY OF OPTION. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by the Committee. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant. Unless otherwise restricted by the Committee, the Option shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the Option by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in an Option, any transfer effected by the Participant during the Participant's lifetime of an interest in such Option but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer of under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

8. TAX CONSEQUENCES. Set forth below is a brief summary as of the Effective Date of the Plan of some of the tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

8.1 Exercise of Nonqualified Stock Option. There may be a regular federal and state income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Participant is a current or former employee of the Company or a Subsidiary, the Company may be required to withhold from Participant's compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

8.2 Disposition of Shares. The following tax consequences may apply upon disposition of the Shares. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an Option, any gain realized on disposition of the Shares will be treated as long term capital gain. If the Shares are disposed of within this twelve (12) month period, any gain realized on such disposition will be treated as compensation income. The Company may be required to withhold from the Participant's compensation or collect from the Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

9. PRIVILEGES OF STOCK OWNERSHIP. Participant shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant.

10. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

11. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

12. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile, rapifax or telecopier.

13. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant's heirs, executors, administrators, legal representatives, successors and assigns.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15. ACCEPTANCE. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.